UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Annual Meeting, the Company previously filed its definitive proxy statement with the SEC and made available its definitive proxy statement and proxy card to stockholders on April 24, 2017. Before making any voting decision, you are urged to read the definitive proxy statement and all related proxy materials carefully. Copies of the definitive proxy statement and all other proxy materials are available at www.proxyvote.com/NYCR.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read the Company’s SEC filings, including the Proxy Statement, through the Internet at the SEC’s website at www.sec.gov, or at the Company’s website at www.newyorkcityreit.com. You may also read and copy any document that the Company files with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

2017 Annual Proxy Presentation

American Realty Capital New York City REIT, Inc. 2 Risk Factors For a discussion of the risks which should be considered in connection with our company, see the section entitled “Item 1A. Risk Factors” in American Realty Capital New York City REIT, Inc.’s (“ARC NYCR” or the “Company”) Annual Report on Form 10 - K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 28, 2017. Forward - Looking Statements This presentation may contain forward - looking statements. You can identify forward - looking statements by the use of forward looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases. Please review the end of this presentation and the Company’s Annual Report on Form 10 - K and Quarterly Report on Form 10 - Q for a more complete list of risk factors, as well as a discussion of forward - looking statements. Important Information

American Realty Capital New York City REIT, Inc. 3 2017 Annual Stockholder Meeting Our 2017 Annual Stockholder Meeting covers three topics: ▪ The election of four members to the Board of Directors ▪ The ratification and appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2017 ▪ Proposals to amend ARC NYCR’s charter to be consistent with those of publicly traded REITs A minimum of 50% of shares outstanding as of the record date must vote to approve each charter amendment proposal in order for all charter amendment proposals to pass. Every vote matters. There are 13,736 stockholders who collectively own the 30,882,271 shares eligible to vote in connection with the meeting.

American Realty Capital New York City REIT, Inc. 4 Board Recommendation* Why are we seeking approval of proposals to amend and restate our Charter? ▪ Since the completion of our IPO in May 2015 , our board of directors has focused on implementing our operational strategy, including preparing the company for a future potential liquidity event . We are proposing certain amendments to our Charter that will give our board of directors the flexibility to effectuate any potential liquidity strategies if and when opportunities arise . ▪ Our Charter currently includes certain provisions required by the NASAA Guidelines which apply to real estate investment trusts ("REITs") with shares that are publicly registered with the SEC but are not listed on a national securities exchange . Our Charter was designed to be consistent with other non - traded REITs and to satisfy certain requirements imposed by state securities administrators in connection with our prior public non - traded offerings . We believe that the limitations included in our Charter which derive from the NASAA REIT Guidelines create interpretive questions resulting in uncertainty which could impair our ability to operate as we move forward . We believe that removing the NASAA - mandated provisions and otherwise amending our Charter consistent with Maryland law will result in a charter that is comparable to publicly - traded REITs and will provide us with more flexibility as we move forward . In addition, we are proposing certain other changes to our Charter, including making clear that we have the ability to issue stock dividends of one class of stock to holders of another class of stock . *See proxy statement filed with the SEC for full details

American Realty Capital New York City REIT, Inc. 5 Proposals 3, 4 and 5 – Stock and Stockholder Rights ▪ Provide clarification and give our board more flexibility around stock - related actions which it determines to be in the best interest of the company and our stockholders. The board would have the flexibility to make decisions which are limited by its bylaws and MGCL (1) . ▪ Address procedural matters such as the timing, location and notice of stockholder meetings. ▪ Confirm that the revised articles, our bylaws and MGCL address reports to shareholders, voting matters, stockholder access to bools and records inasmuch as the MGCL sets limits on who may inspect or review a corporation’s books and records or stockholder list. Proposals 6 and 7 – Board Composition and Conduct ▪ Confirm that the number and term of directors will be consistent with what is permitted by MGCL. ▪ Confirm that the experience of directors and the basis for determining “independence” will be disclosed pursuant to the SEC’s proxy rules. ▪ Clarify that our directors are held fully to the standard imposed by the MGCL and make the duties of our directors generally consistent with the duties of directors of publicly - traded REITs formed in Maryland. ▪ Clarify that MGCL will govern the vote required of the board to approve certain matters including limits on fees and expenses, investment policies, procedures relating to stockholder meetings, the vote required to elect directors and matters related to completing a strategic transaction. Charter Change Proposals (1) Maryland General Corporation Law

American Realty Capital New York City REIT, Inc. 6 Proposal 8 – Conduct of Company Business ▪ Removes sections which relate to our existing Share Repurchase Program and Distribution Reinvestment Plan. There is no effect on the existing plans. ▪ Clarifies that our board should have the authority, constrained by the standard of conduct imposed on each director by the MGCL, to decide what type of assets we should invest in or the type of transactions in which we may engage. ▪ Removes the section on roll - up transactions as it imposes substantive and procedural protections relating to transactions in which our stockholders must exchange their shares for securities of another entity (a “roll - up entity”) that have not been listed on a national securities exchange for at least 12 months (a “roll - up transaction”). Deleting this provision will increase our flexibility to enter into a roll - up that our board of directors and our stockholders may believe to be in our best interest. ▪ Provides that the holding period for our shares and the timing of any liquidity event we pursue be based on when our board determines it to be in our best interest not pursuant to a prescribed expiration date which may or may not be in our best interest. ▪ Removes requirements governing the financial capacity of stockholders which are not typically the subject of charter provisions. This section also does not apply if our shares are listed on a national securities exchange. Charter Change Proposals - Continued

American Realty Capital New York City REIT, Inc. 7 Proposal 9 – Transfer and Ownership of Shares ▪ Makes certain clarifying edits to the definitions and provisions of Section 5.9 of the Charter. Proposal 10 – NASAA Guidelines Control Interpretation ▪ This proposal seeks to delete language which suggests that the NASAA Guidelines control interpretation of our Charter to the extent the Board of Directors determines that they conflict with any non - mandatory provisions of the MGCL. As we are proposing to remove many of the provisions from our Charter originally included from the NASAA Guidelines we believe that such provisions of Section 7.5 would no longer be applicable. Proposal 11 – AR Global, Our Advisor and their Affiliates ▪ Our day - to - day operations have been managed by our external advisor since our formation. ▪ This proposal seeks to amend and restate provisions, many of which were included in our Charter to comply with NASAA guidelines. These provisions restrict our board’s ability to make changes it may deem to be in the best interest of the company. ▪ Our relationship with our Advisor will continue to be governed by the Advisory Agreement but the possibility will exist for future amendments to the Advisory Agreement that would not have been permitted under our current Charter. ▪ The Board of Directors is required to act in accordance with the standard of conduct imposed by the MGCL in overseeing the Company’s affairs, including its relationship with our Advisor. Charter Change Proposals - Continued

American Realty Capital New York City REIT, Inc. 8 Significance of Charter Changes Why are the proposed charter changes important to stockholders and to the company now? Although some aspects of our current charter provide stockholders with certain rights and protections, we believe that those ove rall provisions could have an adverse effect on us by unnecessarily limiting our strategic and operational flexibility and preventing us from being able to respond quickly to chan gin g circumstances or take advantage of new opportunities. 2 1 ARC NYCR Life Cycle 3 Offering Stage Operational Stage Liquidity Stage ▪ ARC NYCR and other public nonlisted REITs must comply with federal and state securities laws in order to offer securities in an IPO . The state securities laws are promulgated under the NASAA guidelines . ▪ While our capital raise has been completed, our charter still contains provisions that are redundant, or may conflict, with provisions and protections contained in Maryland law . ▪ Because our charter currently differs from the charters of publicly - listed REITs (which are generally governed by Maryland corporate law) there are ambiguities or uncertainties in interpreting our charter and, in some cases that could affect our ability to operate our business and advance our strategic objectives . ▪ Shareholder approval is required under Maryland law for a number of potential corporate actions, including a sale of the company or dissolution of its assets .

American Realty Capital New York City REIT, Inc. 9 Industry Practice Have similar charter changes been proposed and/or adopted after stockholder approval by other non - traded REITs and BDCs? Yes . Please see below for examples of companies who have proposed and passed or have similar charter changes pending REIT Annual Meeting Year Approved? Inland Western (RPAI) 2010 Yes CB Richard Ellis (Chamber Street) 2013 Yes FS Investment Corp. 2013 Yes Griffin - American Healthcare II 2013 Yes Strategic Storage Trust 2014 Yes Healthcare Trust, Inc. 2015 Yes Carter Validus Mission Critical 2016 Yes American Finance Trust 2016 Yes CNL Healthcare 2016 Yes American Realty Capital - Retail Centers of America, Inc. 2016 Yes Realty Finance Trust 2016 Yes American Realty Capital Hospitality Trust, Inc. (now Hospitality Investors Trust) 2016 Yes Benefit Street Partners Realty Trust, Inc. 2017 Pending Business Development Corporation of America 2017 Pending Griffin Capital Essential Asset REIT, Inc. 2017 Pending

American Realty Capital New York City REIT, Inc. 10 What do I do next? Your vote matters and is important no matter how many shares you own. Please vote promptly so your vote can be received prior to the June 27, 2017 Annual Meeting of Stockholders. We have made it very quick and easy for you to vote. Please choose one of the following voting methods to cast your vote today:  Speak with a Proxy Voting Specialist Live – Please call Broadridge at 1-855-976-3323 to speak live with a proxy voting specialist who will take your vote over the phone. Proxy specialists are available Monday through Friday between 9:00 am and 10:00 pm Eastern. OR  Use the Automated Line - If you have your control number available for reference and prefer to use an automated system available 24 hours each day, please dial 1-800-690-6903 and have the control number listed on the voting instructions form provided to you available for reference when using this touch-tone system. Vote Online at www.proxyvote.com/NYCR - Enter the control number on the voting instruction form provided and follow the prompts. Vote by Mail - Complete, sign and date the enclosed proxy card and return it in the pre-paid envelope provided as soon as possible. THANK YOU IN ADVANCE FOR YOUR VOTE Your vote matters and is important no matter how many shares you own . Please vote promptly so your vote can received prior to the 2017 Annual Meeting of Stockholders .

American Realty Capital New York City REIT, Inc. 11 Risk Factors There are risks associated with an investment in our Company. The following is a summary of some of these risks. For a discussion of the risks which should be considered in connection with our Company, see the section entitled “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10 - K filed with the SEC on March 28, 2017. ▪ We have a limited operating history which makes our future performance difficult to predict; ▪ All of our executive officers are also officers, managers or holders of a direct or indirect controlling interest in our advi sor , New York City Advisors, LLC (our "Advisor") and other entities affiliated with AR Global Investments, LLC (the successor business to AR Capital, LLC, "A R Global"); as a result, our executive officers, our Advisor and its affiliates face conflicts of interest, including significant conflicts cr eat ed by our Advisor’s compensation arrangements with us and other investor entities advised by AR Global affiliates, and conflicts in allocating ti me among these entities and us, which could negatively impact our operating results; ▪ We depend on tenants for our revenue and, accordingly, our revenue is dependent upon the success and economic viability of ou r t enants; ▪ We may not be able to achieve our rental rate objectives on new and renewal leases and our expenses could be greater, which m ay impact operations; ▪ Our properties may be adversely affected by economic cycles and risks inherent to the New York metropolitan statistical area, es pecially New York City; ▪ We are obligated to pay fees, which may be substantial, to our Advisor and its affiliates; ▪ We may fail to continue to qualify to be treated as a real estate investment trust for United States federal income tax purpo ses ;

American Realty Capital New York City REIT, Inc. 12 ▪ Because investment opportunities that are suitable for us may also be suitable for other AR Global - advised programs or investors , our Advisor and its affiliates may face conflicts of interest relating to the purchase of properties and other investments and such conflicts may no t be resolved in our favor, meaning that we could invest in less attractive assets, which could reduce the investment return to our stockholders; ▪ No public market currently exists, or may ever exist, for shares of our common stock and our shares are, and may continue to be, illiquid; ▪ Our stockholders are limited in their ability to sell their shares pursuant to our share repurchase program and may have to h old their shares for an indefinite period of time; ▪ If we and our Advisor are unable to find suitable investments, then we may not be able to achieve our investment objectives, or pay distributions with cash flows from operations; ▪ Increases in interest rates could increase the amount of our debt payments and limit our ability to pay distributions; ▪ We do not expect to generate sufficient cash flow from operations to fund distributions at our current level, and there can b e n o assurance we will be able to continue paying cash distributions at our current level or at all; ▪ We may be deemed to be an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Ac t") , and thus subject to regulation under the Investment Company Act; and ▪ As of December 31, 2016, we owned only six properties and therefore have limited diversification. Risk Factors (continued)

www.NewYorkCityREIT.com ▪ For account information, including balances and the status of submitted paperwork, please call us at (866) 902 - 0063 ▪ Financial Advisors may view client accounts, statements and tax forms at www.dstvision.com ▪ Shareholders may access their accounts at www.ar - global.com

APPENDIX - Full Text of Charter Change Proposals

American Realty Capital New York City REIT, Inc. 15 This proposal seeks to remove or revise those provisions that relate to the terms and rights of our classes and series of sto ck, including our Common Stock, and to offerings of our stock, all as more particularly described below: ▪ Section 5.2. Stock — Common Shares — Description and Section 5.3. Stock — Preferred Shares . If adopted, this proposal would delete provisions which limit the voting rights that may be accorded to shares sold in a private offering. While removi ng these provisions may increase the possible dilutive effect of potential private stock offerings we believe that the Board of Directors, in accordance with the standard of conduct imposed on each director by the MGCL, should have the flexibility to respond to trends in the equity capital markets by determining what terms and rights of a new class or series of stock, inclu din g voting rights, would be in the best interest of the Company at the time of issuance. ▪ Section 5.7. Stock — No Issuance of Share Certificates . If adopted, this proposal would delete this section entirely ▪ Section 5.2(iii). Stock — Common Shares — Distribution Rights . If adopted, this proposal would (i) recognize the Board of Directors’ power to authorize distributions to be paid in securities of the Company to holders of stock of the Company and (i i) delete the last sentence of this section, which prohibits distributions in kind. Although we have no present intent to pay an y distributions in kind, there could be circumstances in the future where doing so may be in the best interests of the Company and its stockholders, and we believe the Board of Directors, constrained by the standard of conduct imposed on each director by t he MGCL, should have the authority to do so in the exercise of its business judgment. ▪ Section 5.1. Stock — Authorized Shares and Section 12.1. Limitation of Stockholder Liability. This deletes the statement in Section 5.1 that all shares shall be fully paid and nonassessable when issued and in Section 12.1 that all shares issued to stockholders shall be nonassessable . Consistent with the standard of conduct imposed on each director by the MGCL, this change recognizes that the board should have the flexibility to respond to trends in the equity capital markets by, for example, determining that issuing a new class or series of assessable stock in a private offering is advisable. Under the MGCL, if we were to issue assessable stock in the future that assessable stock would be of a different class or series than our currently outs tan ding Common Stock and that issuance would not affect the rights of our current stockholders. ▪ Section 5.2(ii). Stock — Common Shares — Description. This revision clarifies that, except as otherwise specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. Proposed Charter Changes - Proposal No. 3 Remove or Revise Certain Provisions Regarding Our Stock

Proposed Charter Changes - Proposal No. 4
Remove or Revise Stockholder Voting Rights

American Realty Capital
New York City REIT

- **Section 11.1. Stockholders — Meetings of Stockholders.** If adopted, this proposal would delete this section entirely. This section (i) sets forth certain requirements regarding location, time for holding and the notice for annual and special meetings of stockholders; (ii) provides that our secretary must call a special meeting upon written request of stockholders holding at least 10% of the outstanding shares of Common Stock entitled to vote at the meeting and (iii) provides that the Board of Directors may not take certain actions without the approval of holders of a majority of the shares of Common Stock. The Company believes that these procedural matters are better addressed in (and duplicative of provisions already in) our bylaws. However, because the Board of Directors has the exclusive power to amend our bylaws, it may amend our bylaws to increase the threshold required for calling a special meeting of stockholders from 10% to a majority (the customary percentage for a publicly-traded Maryland corporation), or any other threshold permitted by the MGCL, without a stockholder vote, which would make it more difficult for stockholders to take action unless the Board of Directors calls a meeting, and may limit certain activist activities. This section also provides that the quorum for a meeting of stockholders is at least 50% of the votes entitled to be cast at such meeting on any matter. If this proposal is adopted, then a quorum for the Annual Meeting will be determined in accordance with the applicable provisions of the MGCL and as set forth in our bylaws. Currently under the MGCL, at a meeting of stockholders the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting would constitute a quorum. The Board of Directors may amend the bylaws to mirror this provision of the MGCL. With respect to item (iii), this section is redundant of the MGCL, which already sets forth the matters on which stockholders are entitled to vote.

- **Section 11.2. Stockholders — Voting Rights of Stockholders and Section 7.6. Powers of the Board of Directors — Stockholder Concurrence Required.** If adopted, this proposal would delete these sections entirely. Section 11.2 sets forth the types of matters on which stockholders are entitled to vote and Sections 11.2 and 7.6 provide that the Board of Directors may not take certain actions without the approval of holders of a majority of the shares of Common Stock (similar to Section 11.1), including amending the Charter to affect the rights of stockholders or completing a strategic transaction such as a merger, reorganization, the sale of all or substantially all of the Company's assets and liquidation or dissolution of the Company. Sections 11.2 and 7.6 are redundant of the MGCL, which already sets forth the matters on which stockholders are entitled to vote, and, to the extent Section 11.2 purports to give stockholders the power to amend the Charter or dissolve the Company without action by the Board of Directors, conflicts with the MGCL, which requires that charter amendments and dissolution be declared advisable by the Board of Directors before submission to the stockholders. These amendments clarify that the MGCL governs the instances in which the Board of Directors must get approval from stockholders and limit the right of stockholders to participate in certain decisions.

- **Section 11.3. Stockholders — Extraordinary Actions.** If adopted, this proposal would provide that the existing provision requiring a majority vote for approval of all extraordinary actions under the MGCL does not apply to director removal and to charter amendments relating to director removal and the vote required to amend the director removal provision. As further discussed below in Proposal No. 6, director removal will be governed by Section 6.6 and will be subject to a two-thirds rather than a majority vote requirement under the Proposed Amended and Restated Charter. If adopted, this proposal may discourage a takeover that could otherwise result in a premium price to our stockholders.

Article XIII. Amendments. If adopted, this proposal would revise this article to clarify, consistent with the MGCL, that any amendment to the Charter will be valid only if it is declared advisable by the Board of Directors, in addition to being approved by the stockholders when required by the MGCL and that stockholders cannot amend the Charter unless the Board of Directors approves the amendment. This article would also be revised to specify that revisions to certain limited provisions of the Charter relating to director removal and the vote required to amend the director removal provision will require the affirmative vote of stockholders entitled to cast at least two-thirds of all votes entitled to be cast on the matter (see also the revision of Section 11.3 above). If adopted, this proposal may discourage a takeover that could otherwise result in a premium price to our stockholders.

American Realty Capital New York City REIT, Inc. 16

American Realty Capital New York City REIT, Inc. 17 ▪ If adopted, this proposal would delete Section 11.5. Stockholders — Right of Inspection and Section 11.6. Stockholders — Access to Stockholder List entirely . The MGCL contains provisions that govern the access that stockholders have to our books and records and the rights of a stock hol der to inspect our list of stockholders. Importantly, the MGCL sets limits on who may inspect or review a corporation’s books and records or stockholder list. If Sections 11.5 and 11.6 are deleted, the rights of stockholders to inspect and copy certain corporate doc ume nts, including the ability to obtain a list of stockholders, will be limited to the rights provided for under the MGCL, which are more restricti ve than those included in our current Charter . Although our Board of Directors believes that these deletions will, among other things, increase the Company’s ability to p rot ect the privacy of its stockholders, they may make it more difficult for a third party such as a potential acquirer to contact st ock holders, and therefore the removal of these provisions may make activist activities against the Company more difficult by increasing the threshold at wh ich stockholders may access information related to our other stockholders. The proposed changes may also make it more difficult for our stockholde rs to gain access to corporate documents or to communicate with each other to influence management, which could result in different policies, acti ons or composition of the Board of Directors than what may have resulted under the current Charter. ▪ If adopted, this proposal would delete Section 11.7. Stockholders — Reports . entirely . This section sets forth requirements regarding the type of information to be included in the Company’s annual report, including a report from the independent directors that the policie s b eing followed by the Company are in the best interests of the stockholders and the basis for this determination. The Company believes that substantially all of the requirements set forth in this section are similarly required by various provisions of the federal securities laws and compli ed with by the Company in its various filings under the Exchange Act, except the requirement to distribute an annual report with the following informat ion specified by the Guidelines: the ratio of the cost of raising capital during the period to the capital raised, the total operating expenses of th e Company stated as a percentage of average invested assets and as a percentage of net income, and a report from the independent directors that the po licies being followed by the Company are in the best interests of our stockholders and the basis for such determination. As a public reporting company, however, we will still continue to be subject to the rules and regulations promulgated by the SEC related to annual reports, as well as the ge ner al provisions of the MGCL requiring us to prepare an annual statement of affairs. Thus, we expect to continue distributing an annual report to ou r stockholders with disclosure of the information required under the rules and regulations of the SEC. Proposed Charter Changes - Proposal No. 5 Remove or Revise Certain Provisions Regarding Stockholder Information Rights

American Realty Capital New York City REIT, Inc. 18 ▪ Section 6.5. Board of Directors — Fiduciary Obligations. If adopted, this proposal would delete this provision entirely. Section 6.5 states that the Company’s directors serve in a fiduciary capacity to the Company and that the directors also have a fiduciary duty to the sto ckh olders, including a specific fiduciary duty to supervise the relationship of the Company with the Advisor. Our directors are held to the standard of conduct imposed under the MGCL, which requires a director to perform his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. We believe the vag ue language originally included in the Charter from the Guidelines that appears in Section 6.5 may create ambiguity as to the standard required of o ur directors. Deleting this section would clarify that our directors are held fully to the standard imposed by the MGCL and make the duties of our direct ors generally consistent with the duties of directors of publicly - traded REITs formed in Maryland, although it could, potentially, be interpreted as redu cing our directors’ standard of conduct. ▪ Section 7.2. Powers of the Board of Directors — Authorization by Board of Stock Issuance. If adopted, this proposal would delete the last clause of the sentence under this section, which requires a majority of the independent directors that have no interest in the trans act ion described in Section 7.2 to approve any offering of preferred stock and, at the Company’s expense, to have access to the Company’s counsel or to i nde pendent counsel. ▪ Section 7.7. Powers of the Board of Directors — Vote of Majority of Independent Directors Required. If adopted, this proposal would delete the requirement (which is more restrictive than the MGCL requires) that a majority of the independent directors approve certain s pec ified matters, including the Advisory Agreement, limits on acquisition fees and expenses, operating expenses and incentive fees, the Company ’s investment policies, procedures relating to stockholder meetings, the vote required to elect directors and matters related to completing a strateg ic transaction as discussed in Proposal No. 4. If this proposal is adopted and this requirement is deleted, the MGCL would govern the vote required to appro ve these matters. Proposed Charter Changes - Proposal No. 7 Remove or Revise Certain Provisions Regarding Board Conduct

Proposed Charter Changes - Proposal No. 8
Remove or Revise Certain Provisions Regarding the Conduct of Company Business

American Realty Capital New York City REIT

Proposal No. 8 removes or revises those provisions that limit or regulate how the Company operates and the process by which it engages in transactions.

- **Section 5.14. Stock — Repurchase of Shares.** If adopted, this proposal would delete this provision entirely. Share repurchase programs are not typically the subject of charter provisions. Deleting this provision will not impact the Company's existing Share Repurchase Program.
- **Section 5.15. Stock — Distribution Reinvestment Plans.** If adopted, this proposal would delete this provision entirely. Distribution reinvestment plans are not typically the subject of charter provisions. Deleting this provision will not impact the Company's existing distribution reinvestment plan.
- **Article IX. Investment Objectives and Limitations.** If adopted, this proposal would delete this article entirely. Section 9.1 tasks the independent directors with reviewing the investment policies of the Company. Section 9.2 outlines permitted investments. Section 9.3 outlines a number of restrictions on the type of assets in which the Company may invest or establishes conditions on the investments. For example: Clause (i) states that not more than 10% of our assets may be unimproved real property or mortgage loans on unimproved real property. Clause (ii) states that we may not invest in commodities or commodity futures contracts except for hedging purposes. Clauses (iii) through (v) prohibit investments in mortgage loans without an appraisal or if the aggregate of all mortgage loans secured by the invested or unimproved property exceeds 85% of the appraised value or that are subordinate to any mortgage or equity interest of the Advisor, AR Global, any director of the Company or affiliate thereof. Clause (vi) prohibits the Company from issuing certain securities. Clause (vii) requires approval by a majority of the Board of Directors, including a majority of the independent directors, for consideration paid for real property and an independent appraiser if such property is acquired from an affiliate. Clause (viii) requires the Company to review its investment activities to attempt to ensure that it is not classified as an "investment company" under the Investment Company Act of 1940. Clause (ix) prohibits the Company from making investments that it believes will be inconsistent with its objectives of qualifying as a REIT. Clause (x) prohibits the Company from investing in real estate contracts of sale unless such contracts are in recordable form. Clause (xi) prohibits the Company from lending money to any of the directors or executive officers. Clause (xii) prohibits investments in private equity securities unless approved by a majority of the Board of Directors, including a majority of the independent directors, as being fair, competitive and commercially reasonable. Clause (xiii) prohibits the Company from engaging in any short sales. Clause (xiv) prohibits the Company from engaging in trading, as compared with investment activities. Clause (xv) prohibits the Company from engaging in underwriting activities. Clause (xvi) prohibits the Company from investing in foreign currency or bullion. Clause (xvii) prohibits the Company from engaging in borrowing that would result in asset coverage of less than 300%. Clause (xviii) prohibits the Company from acquiring interests or securities in any entity holding investments or engaging in activities prohibited by Section 9.3. In each case, we believe our Board of Directors should have the authority, constrained by the standard of conduct imposed on each director by the MGCL, to decide what type of assets we should invest in or the type of transactions in which we may engage. We believe that increased flexibility could be advantageous in implementing our business plan. Nevertheless, deleting this Section may increase the risk that we will pursue transactions such as those referenced above, which may involve greater or different risks and, if the investments perform poorly, could adversely affect our results of operations and the value of your investment in us.
- **Article XIV. Roll-Up Transactions.** If adopted, this proposal would delete this article entirely. This article imposes substantive and procedural protections relating to transactions in which our stockholders must exchange their shares for securities of another entity (a "roll-up entity") that have not been listed on a national securities exchange for at least 12 months (a "roll-up transaction"). In connection with any roll-up transaction involving the issuance of securities of a roll-up entity, the Charter requires the Company to obtain an appraisal of its assets from a competent independent appraiser, which appraisal must assume an orderly liquidation of assets over a 12-month period. If the appraisal will be included in a prospectus used to offer the securities of a roll-up entity, the appraisal must be filed with the SEC and the states as an exhibit to the registration statement for the offering, and a summary of the appraisal, indicating all material assumptions underlying the appraisal, must be included in a report to stockholders in connection with any proposed roll-up transaction. In addition, in connection with a proposed roll-up transaction, the Charter requires the Company to offer to common stockholders who vote "no" on the proposal the choice of: (1) accepting the securities of the roll-up entity offered in the proposed roll-up transaction or one of the following: (a) remaining as holders of the Company's stock and preserving their interests therein on the same terms and conditions as existed previously or (b) receiving cash in an amount equal to the stockholder's pro rata share of the appraised value of the Company's net assets. Under the Charter, the Company is prohibited from participating in any roll-up transaction: (1) that would result in the common stockholders having voting rights in a roll-up entity that are less than those provided in the Charter, (2) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the roll-up entity on the basis of the number of shares held by that investor, (3) in which investor's rights to access of records of the roll-up entity will be less than those provided in the Charter or (4) in which any of the costs of the roll-up transaction would be borne by the Company if the roll-up transaction is rejected by the common stockholders. This proposal will eliminate certain provisions that may be viewed as protective of stockholders. We believe deleting Article XIV of the Charter will, however, increase our flexibility and allow greater optionality for the Company, which may benefit stockholders, including but not limited to, the possibility of strategic transactions that could otherwise be difficult given the existing provisions, such as a transaction with another entity whose securities have not been listed on a national securities exchange for at least 12 months. These provisions are also potentially ambiguous and, due to language included in the Guidelines concerning the definition of a roll-up entity, which were not included in our Charter, could be interpreted as limiting the ability to engage in a transaction involving our securities if our securities have not been listed on a national securities exchange for at least 12 months among other substantive transactional requirements. The Board of Directors believes that deleting this provision will provide us with greater options to pursue a transaction that will provide our stockholders with liquidity.
- **Article XV. Duration.** If adopted, this proposal would delete this article entirely. This article requires, subject to stockholder approval and unless postponed, the liquidation of the Company if the Board of Directors has not pursued a Liquidity Event (as defined in the Charter) by the sixth anniversary of the termination of the Company's IPO. We believe that the timing of any Liquidity Event we pursue should be based on when our Board of Directors has determined it to be in our best interest rather than an inflexible and arbitrary deadline.
- **Section 5.8. Stock — Suitability of Stockholders.** If adopted, this proposal would delete this section entirely. Requirements governing the financial capacity of stockholders are not typically the subject of charter provisions. Moreover, this section by its terms does not apply if our shares are listed on a national securities exchange.

American Realty Capital New York City REIT, Inc. 19

American Realty Capital New York City REIT, Inc. 20 ▪ In order to maintain the Company’s REIT qualification under the Code, (i) any five individuals, as defined under the Code, ma y n ot own 50% or more of the shares of the Company’s stock and (ii) the Company must have at least 100 stockholders, during specified periods of time. In add ition, the Code imposes limitations on stock ownership by the Company, and its affiliates, of the Company’s tenants. To help assure that the Company mee ts these requirements and thereby preserves the value of the Company’s REIT qualification for all our stockholders (among other purposes), the Charter has included ownership and transfer restrictions for the Company’s stock since the time we were formed and first raised capital. Although we believe tha t n o violation of the aforementioned stock ownership limitations for REITs under the Code has occurred under the current Charter, we also believe t he proposed amendments to the ownership and transfer restrictions for our stock accord with practices that have evolved in the charters of REITs simila r t o the Company and will help to further mitigate any risk to the Company’s REIT qualification. Under the current Charter, the general ownership limit is set as 9.8% in value of the aggregate of our outstanding stock and 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our stock, and we are not proposing to amend that general limit at this time. However, if adopted, this proposal would make certain clarifying edits to th e definitions and provisions of Section 5.9 of the Charter. Proposed Charter Changes - Proposal No. 9 Revise or Add Certain Provisions Restricting Transfer and Ownership of Shares

Proposed Charter Changes - Proposal No. 6

Remove or Revise Certain Provisions Regarding Board Composition

American Realty Capital New York City REIT

- **Section 6.1. Board of Directors — Number of Directors.** Under Section 6.1, our Board of Directors must be comprised of not less than three nor more than ten directors and a majority of the Board of Directors must be comprised of "independent directors." If adopted, this proposal would delete these requirements, which are more restrictive than the requirements of the MGCL. As amended and restated, Section 6.1 would also specify that, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancies on the Board of Directors may be filled only by the remaining directors in office (even if they do not constitute a quorum), instead of a majority of the stockholders. The proposal would also delete the requirement that only independent directors may nominate replacements for vacancies among the independent director positions. Deleting these requirements may discourage a takeover that could otherwise result in a premium price to our stockholders.
- **Section 6.2. Board of Directors — Experience.** If adopted, this proposal would delete this section entirely. Under Section 6.2, all of our directors must have at least three years of "relevant experience," at least one of our independent directors must have three years of "relevant real estate experience" and at least one of our independent directors must be a "financial expert with at least three years of relevant finance experience." The Guidelines do not describe what constitutes "relevant experience," and we believe these requirements may be potentially ambiguous and difficult to apply to a particular nominee or nominees. Further, a person not meeting these standards may nevertheless add an important element to our Board of Directors. If adopted, this proposal would delete these requirements. We believe the Board of Directors and our stockholders, in consideration of the many characteristics that may make a nominee a valuable addition to our Board of Directors, should have discretion in determining persons to be nominated to serve on our Board of Directors. In addition, the Board of Directors will remain subject to the SEC's proxy rules that require the Board of Directors to disclose in the Company's proxy statement the reason each director was nominated and, for independent directors, the applicable definition of "independence" used to make the determination of independence.
- **Section 6.3. Board of Directors — Committees.** If adopted, this proposal would delete this section entirely. Section 6.3 requires that the majority of the members of each committee of our Board of Directors must be independent directors and that the audit committee must be composed solely of independent directors. We believe that this provision, which would require even ad hoc committees (such as a pricing committee) to be comprised of a majority of independent directors, is unduly restrictive and that the Board of Directors should have the discretion to determine committee membership on a case-by-case basis.
- **Section 6.4. Board of Directors — Term.** If adopted, this proposal would delete this section entirely. This section provides that (i) each director shall hold office for one year, until the next annual meeting of stockholders, and until his or her successor is elected and qualifies; and (ii) that directors may be elected to an unlimited number of successive terms. We believe this provision is redundant with the MGCL given that we do not have a classified Board of Directors. Removing this section eliminates ambiguity if the annual meeting of stockholders is held more than one year after the prior year's annual meeting. Under the MGCL, each director on an unclassified board also holds office until the next annual meeting of stockholders and until his or her successor is elected and qualifies.
- **Section 6.6. Board of Directors — Resignation, Removal or Death.** If adopted, this proposal would make certain revisions to this section, including: (i) technical changes to the resignation procedures, (ii) changes to removal procedures, including specifying that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors (instead of the current majority) will be necessary to remove a director, and (iii) defining "cause" for the purposes of the removal procedures. These revisions may discourage a takeover that could otherwise result in a premium price to our stockholders.

American Realty Capital New York City REIT, Inc. 21

American Realty Capital New York City REIT, Inc. 22 As described above under “Introductory Note — Proposals No. 3 through 11,” our current Charter includes provisions that are redu ndant, or may conflict, with the MGCL and provisions that are inconsistent with the charters of most publicly - traded REITs. In this Proposal No. 10, we are propo sing to delete the last clause of Section 7.5 (and amend other related provisions of Section 7.5), which provides that the Guidelines control interpretation of ou r Charter to the extent the Board of Directors determines that they conflict with any non - mandatory provisions of the MGCL. As described above, we are proposing to r emove many of the provisions from our Charter originally included from the Guidelines. Accordingly, we believe that such provisions of Section 7.5 would no lon ger be applicable. Moreover, we believe that Guidelines frequently are vague or ambiguous, and there is no statement of policy or other basis in the Guidelines by wh ich to clarify those ambiguities. Extensive case law exists interpreting provisions of corporate charters under the MGCL and courts have developed expertise in interpret ing these provisions. We believe, therefore, that it is in the interest of the Company and our stockholders that applicable law control interpretation of our C har ter, notwithstanding anything in the Guidelines. Proposed Charter Changes - Proposal No. 10 Remove Provisions Stating that the Guidelines Control Interpretation of Our Charter

Proposed Charter Changes - Proposal No. 11

Remove or Revise Provisions Relating to AR Global, Our Advisor and Their Affiliates

American Realty Capital
New York City REIT

As described above under "Introductory Note — Proposals No. 3 through 11," our current Charter includes provisions that are redundant, or may conflict, with the MGCL and provisions that are inconsistent with the charters of most publicly-traded REITs. In this Proposal No. 11, we are proposing to amend and restate our current Charter to remove or revise certain provisions, many of which were originally included in our current Charter to comply with the Guidelines. If stockholders approve these amendments, the possibility will exist for future amendments to the Advisory Agreement that would not have been permitted under the Charter currently in effect, including amendments to the term and termination provisions of the Advisory Agreement.

- **Article VIII. Advisor**. Since its formation, the Company's day-to-day operations have been managed by our Advisor, under the supervision of our Board of Directors and pursuant to the terms and conditions of our Charter. Article VIII sets forth parameters governing the Company's relationship with the Advisor, including appointment, supervision, fiduciary obligations, termination, fees, organization and offering expenses limitations and reimbursement for expenses. The Board of Directors is required to act in accordance with the standard of conduct imposed by the MGCL in overseeing the Company's affairs, including its relationship with the Advisor. If adopted, this proposal would delete Article VIII entirely. Our relationship with the Advisor will continue to be governed by the agreement between the Company and the Advisor described under "Certain Relationships and Related Transactions — Advisor," which includes many provisions that correspond to the provisions of Article VIII, but the possibility will exist for future amendments to the Advisory Agreement that would not have been permitted under the Charter currently in effect.

Section 8.1 of the existing Charter provides that the Company cannot retain any advisor for longer than one year. If adopted, this proposal would delete this provision entirely. The deletion of this provision would allow the Board to enter into an advisory agreement with a longer term than the current one-year term and with more limited termination provisions. If adopted, this proposal may discourage a takeover that could otherwise result in a premium price to our stockholders.

Section 8.3 of the existing Charter imposes on the Advisor a fiduciary responsibility and duty to the Company and to the stockholders. If adopted, this proposal would delete this provision entirely. The Board of Directors is required to act in accordance with the standard of conduct imposed by the MGCL in overseeing the Company's affairs, including its relationship with the Advisor. Deleting this provision could reduce the standard of conduct applied to the Advisor because a fiduciary standard is generally higher than the standard of conduct which applies in the absence of such standard.

Section 8.5 states that either a majority of the independent directors or the Advisor may terminate the Advisory Agreement on sixty (60) days' written notice without cause or penalty. We believe that Section 8.5 places unnecessary restrictions on determining the terms of engagement of an external advisor, whether it is the Advisor continuing in such role or another advisor. Removing this provision would allow the Board to approve an amendment to the Advisory Agreement that changes the term and termination provisions of the Advisory Agreement. The deletion of this provision would allow the Board to enter into an advisory agreement with a longer term than the current one-year term and with more limited termination provisions. If adopted, this proposal may discourage a takeover that could otherwise result in a premium price to our stockholders.

Under Article VIII of the existing Charter, the aggregate amount of acquisition fees and financing coordination fees may not exceed 1.5% of the contract purchase price for all of the assets acquired. Further, the total amount of acquisition fees, acquisition expense reimbursements, financing coordination fees, disposition fees and subordinated distributions by the operating partnership payable to the Advisor (or its assignees), together with the fair market value of any shares of restricted stock granted under our restricted share plan, may not exceed (a) 6% of all properties' aggregate gross contract purchase price, (b) as determined annually, the greater, in the aggregate, of 2% of average invested assets and 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period, (c) disposition fees, if any, of up to 3% of the contract sales price of all properties that we sell and (d) 15% of remaining net sales proceeds after return of capital contributions plus payment to investors of a 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors. The limitations described in this paragraph would be removed if this proposal is approved.

Section 8.11 of the existing Charter generally provides for the reimbursement of expenses by the Company to the Advisor, except that the Company may not reimburse the Advisor for any amount by which the Company's operating expenses at the end of the four preceding fiscal quarters exceeds the greater of (a) 2% of average invested assets and (b) 25% of net income. If adopted, this proposal would delete this provision entirely. Removing this provision creates a risk that our expenses may exceed the limits in the future, which could affect our financial condition and results of operations. Although the Company has the ability to waive an excess of operating expense reimbursements to the Advisor under the existing Charter, we believe it is appropriate to provide the Board of Directors with the flexibility to determine the amount of operating expense reimbursements based on the Company's operation as a whole instead of prescribed limits.

American Realty Capital New York City REIT, Inc. 23

Proposed Charter Changes - Proposal No. 11

Remove or Revise Provisions Relating to AR Global, Our Advisor and Their Affiliates (Continued)

American Realty Capital
New York City REIT

- **Article X. Conflicts of Interest.** Article X (i) governs how certain transactions between the Company and AR Global, our Advisor, directors or officers or any of their affiliates are conducted due to the potential for conflicts of interest and (ii) sets forth certain conflict resolution procedures. If adopted, this proposal would delete this article entirely and reduce certain protections currently available. We believe our Board of Directors should have the flexibility, subject to the standard of conduct imposed on each director by the MGCL, to decide that a transaction negotiated for us by personnel employed directly by AR Global, our Advisor, directors or officers or any of their affiliates is in the best interest of the Company. Any such transaction would also generally be subject to the approval and recommendation of our conflicts committee. Moreover, the MGCL provides protections with respect to conflicts of interest. Under Maryland law, a transaction between a company and any of its directors or any other entity in which any of its directors is a director or has a material financial interest is voidable unless the transaction is approved by the affirmative vote of a majority of disinterested directors or a majority of the votes cast by disinterested stockholders or is fair and reasonable to the company. In addition, the Advisory Agreement requires that the Advisor report to the Board of Directors regarding any conflicts of interest and its method for allocating investment opportunities among the Company and competing investment entities. While this deletion will eliminate certain provisions that may be viewed as protective of stockholders, we believe that it is more appropriate to provide the Board of Directors with the flexibility to establish procedures to address conflicts of interest.
- Section 11.4. Stockholders — Voting Limitations on Shares Held by the Advisor, Directors and Affiliates. Section 11.4 provides that votes by the Advisor, our director(s) or any of their affiliates will not be counted in a vote of our stockholders regarding removal of the Advisor, such director(s) or any of their affiliates or any transaction between the Company and any of them. If adopted, this proposal would delete this provision entirely. This provision is not generally included in the charters of publicly-traded companies. We believe that the Board of Directors should have the flexibility to determine whether it is appropriate under the circumstances to provide for special rules, in individual cases, as to whether the vote should be different from the generally applicable requirement of a majority vote.
- **Section 12.2. Liability of Stockholders, Directors, Advisors and Affiliates; Transactions between Affiliates and the Company** — Limitation of Director and Officer Liability; Indemnification and Section 12.3. Liability of Stockholders, Directors, Advisors and Affiliates; Transactions between Affiliates and the Company — Payment of Expenses. We are proposing to amend these sections to require the Company to exculpate and to give the Company the power to obligate itself to indemnify our directors and officers to the maximum extent permitted by the MGCL. Sections 12.2 and 12.3 currently include limitations on exculpation and indemnification of, and advancement of expenses to, our directors and officers that were originally included from the Guidelines. Under the MGCL, a corporation may include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. In addition, the MGCL generally permits a corporation to indemnify its directors and officers for losses, liabilities and expenses, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. We believe these are appropriate limits to exculpation and indemnification because they describe acts or omissions that are presumptively not in the interests of the Company and for which, therefore, it is not appropriate that the Company would bear the risk.

We are proposing to delete the additional limitations imposed in Sections 12.2 and 12.3 of the current Charter. Section 12.2(c) states that the Company will not provide for indemnification of a director or officer unless (1) that person determined, in good faith, that his or her conduct causing the loss or liability was in the best interest of the Company; (2) that person was acting on behalf of or performing services for the Company; (3) the loss or liability was not the result of negligence or misconduct on the part of a director, the Advisor or an affiliate of the Advisor or gross negligence on the part of an independent director; and (4) the funds used for the indemnification are taken out of the net assets of the Company and not the Company's stockholders. Section 12.2(d) states that the Company will not indemnify a director or officer for loss, liability or expense arising from an alleged violation of federal or state securities laws unless (1) the alleged violation has been adjudicated on the merits successfully with respect to the director or officer; (2) the alleged violation was dismissed with prejudice with respect to the director or officer; or (3) a settlement of the claims against the director or officer is approved by the court. Section 12.3 states that the Company may pay or reimburse reasonable legal expenses and costs incurred by the director or officer being indemnified in advance only if (1) the claim relates to acts or omissions in the performance of duties or services on behalf of the Company; (2) the director or officer provides the Company with a written affirmation of his or her good faith belief that he or she acted with the standard of conduct necessary to be indemnified; (3) the proceeding was not initiated by a stockholder, or if initiated by a stockholder, the court approves the advancement of funds to the director or officer; and (4) the director or officer provides the Company with a written undertaking to repay the amount paid or reimbursed by the Company if it is ultimately determined that the director or officer did not comply with the appropriate standard of conduct.

We believe exculpation and indemnification to the maximum extent permitted by the MGCL is appropriate because the Company can only act through its directors and officers. Hence, when they act in their capacity as directors and officers, our directors and officers are acting for and on behalf of the Company and not for their own account. Moreover, in the absence of exculpation and indemnification, we would be shifting certain risks from those actions onto our directors and officers while we receive the benefits from them, if the actions are successful. The market for talented and experienced nominees to stand for election as director and executives to serve as officers is competitive. Although we have not yet encountered difficulty in attracting qualified director nominees or officers, it is possible that in the future the best candidates will be attracted by other firms that do not have exculpation and indemnification limitations as onerous as those that were originally included in the current Charter from the Guidelines.

In connection with the aforementioned revisions to remove limitations on exculpation and indemnification of directors and officers originally included from the Guidelines, we are also proposing to remove the limitations on advancements to directors and officers for legal and other expenses and costs. We believe these changes are appropriate in connection with the proposed removal of limitations on exculpation and indemnification of directors as described above. To be most effective, and to make our Charter consistent with the charters of many publicly-traded REITs, we believe that the ability to advance expenses under the Charter should follow the MGCL as do the proposed exculpation and indemnification provisions discussed above. Otherwise, the limitations on advancement of expenses in the current Charter may diminish a director's or officer's financial ability to defend against claims and losses for which the Company may ultimately be financially responsible under the proposed amendments to the indemnification provisions of the Charter. Under the MGCL, a director or officer who seeks advancement of expenses must undertake to repay any amount advanced by the Company if it is ultimately determined that the director's or officer's action or omission did not meet the standards for indemnification.

American Realty Capital New York City REIT, Inc. 24